EXHIBIT 99.1

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD

GIBSONIA, PA 15044-9311

Contact: Harry R. Brown	Phone: (724) 443-9456	Fax: (724) 443-9431

FOR IMMEDIATE RELEASE

NORTH PITTSBURGH SYSTEMS, INC.

REPORTS THIRD QUARTER 2003 EARNINGS

October 27, 2003, Gibsonia, Pennsylvania—North Pittsburgh Systems, Inc. [NASDAQ:NPSI] today announced net income of $3,870,000, or $.26 per share, on operating revenues of $26,302,000 for the third quarter of 2003. This compares to net income of $3,423,000, or $.23 per share, on operating revenues of $23,701,000 for the comparable period last year. NPSI’s President, Harry R. Brown, stated that the increase in earnings was attributable primarily to the continued growth in revenues and income of the Company’s Competitive Local Exchange Carrier (CLEC), a reduction in net interest expense as a result of the strengthening of the Company’s balance sheet through the reduction of total debt outstanding by almost $20 million, or 40.8%, since September 30, 2002, and the prior year comparable quarter having included an approximate $193,000 charge related to the bankruptcies of WorldCom and other carriers.

Mr. Brown explained that operating revenues increased $2,601,000, or 11.0%, in the 2003 third quarter versus third quarter 2002. The increase was principally the result of the aggressive pursuit of new customers through the Company’s CLEC operations as well as the continued expansion of enhanced services, such as Digital Subscriber Line (DSL), vertical features and high-capacity data lines. In addition, as previously noted, the third quarter of 2002 included approximately $193,000 in carrier bankruptcy charges, which were recorded as a reduction in revenue.

Operating expenses for the third quarter of 2003 increased $1,946,000, or 10.9%, over the comparable prior year period. As is the case with many other businesses, the Company has experienced significant increases in both pension expense and healthcare insurance premiums. In addition, variable costs have increased at the Company’s CLEC in association with its revenue growth, and its depreciation expense has increased due to a higher asset balance.

For the first nine months of 2003, net income increased $923,000, or 10.4%, to $9,813,000 from $8,890,000 in 2002 and earnings per share were $.65 as compared to $.59 in 2002. The Company’s operating revenues increased $8,232,000, or 11.9%, from the comparable period in 2002. In addition to the factors described above in the third quarter analysis, the increase in year-to-date revenues was also positively impacted by $427,000 in final inter-carrier settlement adjustments recorded in the second quarter of 2003 and by $501,000 in carrier bankruptcy charges recorded in the second quarter of 2002.

Operating expenses for the year-to-date period increased $9,155,000, or 17.4%, from the comparable period in 2002. In addition to the factors described above in the third quarter analysis, operating expenses for 2003 were also impacted by $2,725,000 in charges associated with a workforce reduction program at the Company’s Incumbent Local Exchange Carrier (ILEC), North Pittsburgh Telephone Company (NPTC), $2,659,000 of which were recorded in the second quarter of 2003. Excluding the workforce reduction charges, operating expense for the year-to-date period would have increased by $6,430,000, or 12.3%.

Other (Income) Expense improved $2,481,000 from the prior year period due to a $799,000 reduction in net interest expense as a result of a significantly lower debt balance, a $312,000 increase in equity income recorded from the Company’s limited partner interests in three cellular partnerships and because the prior year period included $1,220,000 of costs expended by the Company in exploring strategic alternatives and business arrangements.

Mr. Brown reported that the Company now had more than 44,600 CLEC access line equivalents installed as well as 9,333 DSL lines sold across all subsidiaries. CLEC access lines equivalents and consolidated DSL lines have grown 60% and 40%, respectively, over the last twelve months. The significant investments made to implement a CLEC edge-out strategy and to expand broadband capabilities at all subsidiaries are continuing to be a growth engine in producing increases in revenues. On the cost side, he stated that management is confident it has taken the steps necessary to preserve the strong operating margins and cash flows at NPTC by right sizing the workforce to better align operating costs with the current market conditions and financial objectives. Mr. Brown pointed out that by remaining focused and executing upon its core strengths, the Company has been able to use its cash flows from operations and cash reserves to significantly pay down debt, to internally finance over the last nine quarters the capital requirements of both its CLEC and ILEC, to reward shareholders with a dividend yield that is consistently among the highest in the ILEC sector and, perhaps most importantly, to enhance the Company’s overall financial strength and flexibility.

North Pittsburgh Systems, Inc. has total assets of $148 million and operates an integrated high-technology telecommunications business in Western Pennsylvania providing competitive and local exchange services, long distance, business phone systems and Internet services through its subsidiaries, North Pittsburgh Telephone Company, Penn Telecom, Inc. and Pinnatech, Inc. (Nauticom). The Company serves approximately 75,500 access lines in its franchised local exchange territory and 44,600 access line equivalents in its CLEC edge-out markets.

In addition to historical information, this information may contain forward-looking statements regarding events, financial trends and accounting policies that may affect the Company’s future operating results, financial position or cash flows. Such forward-looking statements are based on assumptions and estimates and involve risks and uncertainties. Various factors could affect the future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause such a difference include, but are not limited to: a change in economic conditions; government and regulatory policies (at both the federal and state levels); unanticipated higher capital spending for, or delays in, the deployment of new technologies; the pricing and availability of equipment, materials and inventories; changes in the competitive environment; and the Company’s ability to continue to penetrate its edge-out markets. This information should be read in conjunction with the Company’s periodic reports filed with the Securities and Exchange Commission, the most recent of which is the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003.

NORTH PITTSBURGH SYSTEMS, INC.

SUMMARIZED FINANCIAL INFORMATION

(Unaudited – Except Dec. 31, 2002 balances)

(Amounts in Thousands – Except Per Share Data)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2003	2002	2003	2002
Total operating revenues	$26,302	$23,701	$77,623	$69,391
Total operating expenses	19,777	17,831	61,630	52,475

Net operating income	6,525	5,870	15,993	16,916
Other (income) expense, net:	(54)	41	(703)	1,778

Income before income taxes	6,579	5,829	16,696	15,138
Provision for income taxes	2,709	2,406	6,883	6,248

Net income	$3,870	$3,423	$9,813	$8,890

Common shares outstanding	15,005	15,005	15,005	15,005

Basic and diluted earnings per share	$.26	$.23	$.65	$.59

Dividends per share	$.17	$.17	$.51	$.51

	Sept. 30 2003	Dec. 31 2002
Cash and temporary investments	$25,494	$22,244
Total assets	148,390	150,403
Total debt	28,538	30,852
Total shareholders’ equity	75,714	74,892